FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), dated as of December 1, 2016 (the “Effective Date”), is made by and between Hancock Jaffe Laboratories, Inc., a Delaware corporation (“Hancock Jaffe”) and Steven Cantor (“Employee,” and together with Hancock Jaffe, the “Parties”), and amends that certain Employment Agreement, dated as of July 1, 2016, by and between Hancock Jaffe and Employee (the “Employment Agreement”).

RECITALS

WHEREAS, Hancock Jaffe and Employee previously entered into the Employment Agreement, pursuant to which Employee serves as Hancock Jaffe’s Business Development Manager;

WHEREAS, pursuant to Section 17 of the Employment Agreement, no provision of the Employment Agreement may be modified unless such modification is agreed to in writing and signed by Employee and such officer as may be designated by Hancock Jaffe; and

WHEREAS, the Parties desire to amend the Employment Agreement to, among other things, promote Employee to Chief Business Development Officer, increase Employee’s base salary, and adjust the bonus structure to incorporate more relevant milestones, all as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to Section 1(a). Section 1(a) of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

“(a) Hancock Jaffe shall employ Employee as its Chief Business Development Officer. Employee shall be responsible for assisting in advancing the exit strategy and/or development routes of Hancock Jaffe’s products. Employee shall perform the duties set forth in this Section 1, in addition to those employment duties that are usual and customary for Employee’s position and those employment duties that may be assigned to Employee by the Chief Executive Officer of Hancock Jaffe from time to time.”

2.	Amendment to Section 2. Section 2 of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

“TERM”. Subject to the severance provisions of Section 7, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through December 31, 2018 (the “Initial Term”) This Agreement shall automatically be extended for additional three (3) year Renewal Terms (unless sooner terminated pursuant to the terms and provisions herein) unless either party gives written notice to the other to terminate this Agreement at least thirty (30) days prior to the end of each term, (each term a “Renewal Term,” and each Renewal Term together with the Initial Term, the “Term”). Non-Renewal of this Agreement by Hancock Jaffe will be deemed a TERMINATION WITHOUT CAUSE OR FOR GOOD REASON and subject to the provisions of Section 7 of this agreement.

3.	Amendment to Section 3. Section 3 of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

“BASE SALARY. Hancock Jaffe shall pay Employee a base salary (“Base Salary”) at an annual rate of $300,000 during the Term, paid in accordance with the regular payroll practices of Hancock Jaffe. The Base Salary shall be subject to annual review and adjustment at the sole discretion of the Board. In no event shall the Base Salary be reduced from the preceding year without the consent of Employee. Notwithstanding the above in this Section 3, upon IPO, the Base Salary shall automatically increase to an annual rate of $300,000 per year for two (2) years starting from date of IPO.”

4.	Amendment to Section 4. Section 4 of the Employment Agreement is hereby amended and restated in its entirety as set forth below:

“BONUS. Employee shall receive a Bonus of $250,000 upon completion of the earlier of (1) a commercial sale of one of Hancock Jaffe’s devices, or (3) the entry into a definitive agreement for the distribution or license of one of Hancock Jaffe’s devices. Hancock Jaffe, at its sole discretion, may advance all or portions of the Bonus as certain milestones are met.”

5.	Effect on the Employment Agreement; Reaffirmation. The Employment Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Employment Agreement shall remain in full force and effect. Hancock Jaffe and Employee hereby reaffirm every term, condition, covenant, representation and warranty set forth in the Employment Agreement not amended herein as originally made and given.

6.	Governing Law. This Amendment, for all purposes, shall be construed in accordance with the laws of the State of California without regard to conflicts of law principles.

7.	Counterparts. This Amendment may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by facsimile or other electronic transmission of signatures.

[Signature page follows]

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In witness whereof, Hancock Jaffe has caused this Amendment to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

HANCOCK JAFFE LABORATORIES, INC.	STEVEN CANTOR

Yury Zhivilo
Chairman

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